Exhibit 99.2

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA OPERATING CORPORATION REPORTS SECOND QUARTER RESULTS

ADDISON, Texas, August 8, 2005 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced results for the second quarter ended June 30, 2005. The Company reported consolidated Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) of $44,825,000 for the quarter, which compared to $44,318,000 in EBITDA reported for the same period in 2004. Concentra computes Adjusted EBITDA in the manner prescribed by its bond indentures. A reconciliation of Adjusted EBITDA to net income is provided within this press release.

Revenue for the second quarter of 2005 increased to $286,914,000 from $281,450,000 in the year-earlier period. Operating income grew 11% to $37,335,000 from $33,616,000 in the second quarter of last year. This increase in operating income primarily related to a gain on the sale of certain assets of $1,426,000 during the quarter and the fact that results for the prior year included $2,502,000 in general and administrative expenses incurred in connection with the Company’s refinancing and dividend transactions. During the quarter, in connection with an audit of prior tax years, Concentra also received a tax benefit of $10,217,000 associated with the resolution with the Internal Revenue Services of an issue relating to the deductibility of previously incurred transaction costs. Including this benefit, net income for the quarter was $23,628,000. This compares with net income of $3,590,000 for the same period in 2004. The Company’s prior-year results included a loss on the early retirement of debt of $11,815,000 related to the retirement of the majority of Concentra’s 13% Senior Subordinated Notes during the second quarter of last year.

Concentra’s revenue on a year-to-date basis increased to $561,843,000 from $551,603,000 in the same period of 2004. Including the charges and gains described above, operating income increased 9% to $68,210,000 from $62,431,000 for the first six months of 2004. Net income for the first half of the year was $32,811,000 versus $11,763,000 in the first half of 2004. For the year-to-date period, Adjusted EBITDA was $84,335,000, which compares to $83,322,000 in the comparable period last year.

“During the quarter, our Health Services segment continued to provide us with strong growth in revenue and earnings,” said Daniel Thomas, Concentra’s President and Chief Executive Officer. “Same-center visits increased 4.8% and, after considering increases in our average revenue per visit, we were pleased to achieve a same-center revenue growth rate of 6.6% during

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Concentra Announces Second Quarter Results

August 8, 2005

the quarter. These organic increases continue to be complemented by exceptional levels of growth in our ancillary services and the beneficial effects of our acquisitions. When considering the value that we believe our recently announced acquisition of Occupational Health + Rehabilitation Inc (“OH+R”) will bring to this segment of our business, we are excited about our growth prospects during coming years.

“Due primarily to the effects of the California Fee Schedule change put into effect in early 2004, the loss of a significant Network Services customer, which we reported last December, and the other factors that we have previously discussed, our positive Health Services results continue to be offset by a year-over-year decrease in the revenue and earnings from our Network Services segment. Despite these current year trends, we are increasingly optimistic about our long-term prospects in this portion of our business. In particular, we feel that our recently announced acquisition of Beech Street Corporation (“Beech Street”) and its preferred provider organization offers us the opportunity to achieve significant new revenue growth in both the group health and workers’ compensation portions of our Network Services segment,” said Thomas.

Concentra recently announced that it had entered into definitive agreements to acquire Beech Street and OH+R. Beech Street is one of the country’s leading preferred provider organizations and has approximately 400,000 physicians, 52,000 ancillary healthcare providers and 3,800 acute-care hospitals within its provider network. OH+R is a publicly held corporation that provides occupational health care services through 35 health centers located predominately in the northeastern United States. The closings of both of these acquisitions, which are expected to occur later this year, are subject to further documentation, the satisfaction of pre-closing conditions, and the receipt of required approvals.

Concentra currently anticipates that it will raise approximately $157,500,000 in additional senior indebtedness during the third quarter, will assume approximately $1,100,000 in capital leases, and will utilize an estimated $59,400,000 of available cash to finance its recently announced acquisitions of OH+R and Beech Street. On a combined basis, and excluding non-recurring items, these companies reported approximately $128,600,000 in revenue and $17,500,000 in EBITDA for the twelve-month period ending June 30, 2005.

At June 30, 2005, Concentra had $58,819,000 in unrestricted cash and investments. At the conclusion of the second quarter, the Company had a Days Sales Outstanding of 57 days, which represented the lowest level achieved in the Company’s history. For the trailing twelve-month period ending June 30, 2005, Concentra had net cash provided by operating activities of $115,122,000.

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Concentra Announces Second Quarter Results

August 8, 2005

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. Through its health centers, Concentra has approximately 680 affiliated primary-care physicians. The Company also operates the FOCUS network, a national workers’ compensation provider network that includes 544,000 individual providers and over 4,400 acute-care hospitals nationwide.

A public, listen-only simulcast of Concentra’s second quarter conference call will begin at 9:00 a.m. Eastern Daylight Time tomorrow (August 9, 2005) and may be accessed via the Company’s web site, www.concentra.com. Investors are requested to access the call at least 15 minutes before the scheduled start time in order to complete a brief registration. An online replay using the same link will be available shortly after the conclusion of the live broadcast and will continue through September 9, 2005.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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Concentra Announces Second Quarter Results

August 8, 2005

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUE:
Health Services	$167,213	$144,750	$321,805	$279,007
Network Services	68,326	73,764	136,185	146,777
Care Management Services	51,375	62,936	103,853	125,819

Total revenue	286,914	281,450	561,843	551,603

COST OF SERVICES:
Health Services	134,575	115,450	262,758	226,943
Network Services	40,525	42,502	80,970	84,054
Care Management Services	44,598	55,071	88,119	110,476

Total cost of services	219,698	213,023	431,847	421,473

Total gross profit	67,216	68,427	129,996	130,130

General and administrative expenses	30,725	33,938	62,047	65,976
Amortization of intangibles	582	873	1,165	1,723
Gain on sale of assets	(1,426)	—	(1,426)	—

Operating income	37,335	33,616	68,210	62,431

Interest expense, net	13,170	14,060	27,115	27,979
Loss on fair value of economic hedges	793	—	793	—
Loss on early retirement of debt	—	11,815	—	11,815
Other, net	615	969	1,497	1,783

Income before income taxes	22,757	6,772	38,805	20,854
Provision (benefit) for income taxes	(878)	3,154	5,982	9,069

Income from continuing operations	23,635	3,618	32,823	11,785
Loss from discontinued operations	7	28	12	22

Net income	$23,628	$3,590	$32,811	$11,763

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Concentra Announces Second Quarter Results

August 8, 2005

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Consolidated Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,819	$61,319
Restricted cash	2,422	1,250
Restricted short-term investments	702	—
Accounts receivable, net	178,798	175,294
Prepaid expenses and other current assets	36,097	32,011

Total current assets	276,838	269,874

PROPERTY AND EQUIPMENT, NET	110,143	103,058

GOODWILL AND OTHER INTANGIBLE ASSETS, NET	454,842	449,698

OTHER ASSETS	31,971	30,710

	$873,794	$853,340

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Revolving credit facility	$—	$—
Current portion of long-term debt	4,019	34,092
Accounts payable and accrued expenses	131,085	123,387

Total current liabilities	135,104	157,479

LONG-TERM DEBT, NET	698,560	700,112

DEFERRED INCOME TAXES AND OTHER LIABILITIES	68,179	58,615

FAIR VALUE OF ECONOMIC HEDGES	793	—

STOCKHOLDER’S EQUITY (DEFICIT)	(28,842)	(62,866)

	$873,794	$853,340

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Concentra Announces Second Quarter Results

August 8, 2005

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2005	2004
OPERATING ACTIVITIES:
Net income	$32,811	$11,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	17,546	20,754
Amortization of intangibles	1,165	1,723
Restricted stock amortization	729	595
Loss on change in fair value of economic hedges	793	—
Gain on sale of assets	(1,426)	—
Write-off of deferred financing costs	—	2,034
Write-off of fixed assets	355	175
Changes in assets and liabilities:
Accounts receivable, net	(3,601)	(14,422)
Prepaid expenses and other assets	(6,259)	8,735
Accounts payable and accrued expenses	16,928	11,435

Net cash provided by operating activities	59,041	42,792

INVESTING ACTIVITIES:
Purchases of property, equipment and other assets	(24,168)	(12,022)
Acquisitions, net of cash acquired	(5,677)	(3,067)
Proceeds from sale of assets	800	—
Proceeds from the licensing of internally developed software	85	—

Net cash used in investing activities	(28,960)	(15,089)

FINANCING ACTIVITIES:
Borrowings (payments) under the revolving credit facility	—	—
Repayments of debt	(32,232)	(118,330)
Distributions to minority interests	(342)	(1,056)
Payment of deferred financing costs	(28)	(7,283)
Proceeds from the issuance of debt	—	222,850
Payment of dividend to parent	—	(96,028)
Payment of early debt retirement costs	—	(9,781)
Contribution from the issuance of common stock by parent	21	272

Net cash used in financing activities	(32,581)	(9,356)

NET (DECREASE) INCREASE IN CASH	(2,500)	18,347
CASH, BEGINNING OF PERIOD	61,319	42,621

CASH, END OF PERIOD	$58,819	$60,968

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Concentra Announces Second Quarter Results

August 8, 2005

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income	$23,628	$3,590	$32,811	$11,763

Provision (benefit) for income taxes	(878)	3,154	5,982	9,069
Interest expense, net	13,170	14,060	27,115	27,979
Depreciation expense	8,790	10,529	17,546	20,754
Amortization expense	947	1,365	1,894	2,318

EBITDA	45,657	32,698	85,348	71,883

Loss on fair value of economic hedges	793	—	793	—
Loss on early retirement of debt	—	11,815	—	11,815
Gain on sale of assets	(1,426)	—	(1,426)	—
Discontinued operations – income tax benefit	(4)	(15)	(7)	(11)
Minority share of depreciation, amortization and interest	(195)	(180)	(373)	(365)

Adjusted EBITDA	$44,825	$44,318	$84,335	$83,322

Computations of Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) have been provided in this press release due to the use of this measure by the holders of the Company’s 9.5% Senior Subordinated Notes and 9.125% Senior Subordinated Notes and other lenders, for purposes of determining the Company’s performance in light of its debt covenant requirements, which are stated in the Company’s debt agreements as measures that relate to Adjusted EBITDA. Adjusted EBITDA is disclosed because compliance with the liquidity covenants included in these agreements is considered material to the Company. The Company’s computations of this measure may differ from that provided by other companies due to differences in the inclusion or exclusion of items in its computations as compared to that of others. The Company’s measure of Adjusted EBITDA has been made in a manner consistent with the requirements of the indenture that relates to its 9.5% Senior Subordinated Notes and 9.125% Senior Subordinated Notes. Adjusted EBITDA is a measure that is not prescribed for under Generally Accepted Accounting Principles (“GAAP”). Adjusted EBITDA specifically excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities, and it also excludes the effects of interest expense, depreciation expense, amortization expense, taxes and other items that are included when determining a company’s net income. As such, the Company would encourage a reader not to use this measure as a substitute for the determination of net income, operating cash flow, or other similar GAAP-related measures, and to use it primarily for the debt covenant compliance purposes above.

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Concentra Announces Second Quarter Results

August 8, 2005

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Supplemental Information

We use certain operating metrics to measure aspects of our operations. Additionally, from time to time, we provide estimates of our possible future financial performance. Our disclosure to you of this information is conditioned in its entirety by the provisions, risk factors and cautionary statements provided for you in the main text of this press release. It is being provided solely to ensure full and fair disclosure to investors in the Company’s existing debt instruments and for no other purpose.

Operating Metrics and Information:

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004		2005	2004
Health centers at period end	268	252		268	252
Total visits to health centers	1,671,143	1,500,119		3,207,870	2,871,994

Same-center performance [a]:
Injury-related visits%	45.4%	47.0%		46.2%	47.8%
Visits per business day growth	4.8%	10.3%		5.0%	9.5%
Revenue per visit growth	1.7%	(0.1	) %	1.5%	(0.8	) %
Revenue per business day growth	6.6%	10.2%		6.6%	8.7%
Revenue (in thousands) [b]	$136,764	$125,845		$264,627	$243,475

Current 2005 performance guidance:

(Subject to immediate change and no public update or notice; does not include the effects of the pending acquisitions)

Revenue:	$1.120 billion to $1.150 billion.
Adjusted EBITDA [c]:	$163 million to $168 million.
Operating Cash Flow:	$100 million to $110 million.
Capital Expenditures:	$43 million to $48 million.

Notes:

[a]	Our same-center comparisons represent all centers that Health Services has operated for the previous two full years as of the date indicated and includes the effects of any centers acquired and subsequently consolidated into existing centers.
[b]	Excludes ancillary services, on-site services and centers acquired within the previous two full years.
[c]	Please refer to the discussion on Page 7 of this press release concerning the Company’s computation and use of Adjusted EBITDA.

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